EXHIBIT 23.1 CONSENT OF TRACI J. ANDERSON, CPA

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated March 20, 2006, relating to the financial statements of HouseRaising, Inc., in the Registration Statement on Form S-8, filed with the Commission on or about December 29, 2006, and to the reference to our firm under Item 5. "Interest of Named Experts and Counsel."

/s/Traci J. Anderson, CPA
Traci J. Anderson, CPA.
Huntersville, NC
December 29, 2006